Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District

Beijing 100738, PRC

Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522

Beijing • Shanghai • Shenzhen • Hong Kong • Haikou • Wuhan • Singapore • New York

www.hankunlaw.com

April 28, 2026

To:

Lotus Technology Inc. (the “Company”)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

Dear Sirs/Madams,

We have acted as the PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”).

We hereby consent to the reference of our name in the Annual Report and further consent to the incorporation by reference of the summary of our opinions into the Company’s registration statement on Form S-8 (No. 333-279130), the Company’s registration statement on Form F-3 (No. 333-285533), the Company’s registration statement on Form F-3 (No. 333-282217) and the Company’s registration statement on Form F-3 (No. 333-279108). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices

Han Kun Law Offices